UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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NVE Corporation
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11409 Valley View Road Eden Prairie, MN 55344-3617 www.nve.com

Fellow Shareholders:

Fiscal 2011 was our 11th consecutive year of record product sales since becoming publicly traded in 2000. International sales accounted for most of our revenue for the first time, consistent with our vision of being a world-class company.

Strong Financial Performance
As the graphs at right show, revenue and net income were the best in our history, and our balance sheet is stronger than ever. In the past fiscal year:
    • Revenue increased 11%, driven by a 15% increase in product sales
    • Net income increased 11%
    • Cash and marketable securities increased by more than $12 million

In the past five years:
    • Total revenue increased 90%
    • Net income increased 179%
    • Cash and marketable securities more than tripled

Recognition
Our performance earned NVE a place on Forbes’ three most recent lists of the 200 Best Small Companies in America, and our return on revenue ranked second among the 100 largest companies in Minnesota according to the Star Tribune’s 2011 rankings.

Innovative Products
Innovative products introduced in the past year included spintronic couplers to enable more productive factories and more efficient cars. Our products won “product of the month” honors from a leading trade journal, and technology innovation recognition from a prominent market research firm.

Leading Customers
Some of the most demanding companies in the world rely on NVE technology. In fiscal 2011 we executed long-term agreements with Avago Technologies, Phonak AG, and St. Jude Medical.

Investments in Production and R&D
We expanded our production space in the past fiscal year to increase our capacity and efficiency, and to allow for more expansion in the future.

Increased company-sponsored and customer-sponsored R&D activities built technologies for the future, including magnetic compassing, biosensors, and Magnetoresistive Random Access Memory (MRAM). In fiscal 2011 we were granted U.S. patents relating to MRAM, biosensors, couplers, and magnetic sensors.

A Bright Future
We entered fiscal 2012 with a strong balance sheet, products in demand, and potentially game-changing prospects. Fiscal 2011 was the best year in NVE’s history, and we believe this year will be even better.

Sincerely,

Daniel A. Baker
President and Chief Executive Officer

Statements used in this letter that relate to future plans, events, or performance are forward-looking statements that are subject to certain risks and uncertainties including the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-K and other reports filed with the SEC. The Company undertakes no obligation to update forward-looking statements.